Titan Machinery Inc. Announces Results for Fiscal Fourth Quarter and Full Year Ended January 31, 2016
- Revenue for Fiscal 2016 was $1.37 billion -
- Reduced Equipment Inventory by $180 million or 23% Compared to End of Fiscal 2015 -
-Generated $44 Million Adjusted Cash Flow from Operations in Full Year Fiscal 2016 -
- Repurchased $30 million of its Senior Convertible Notes in Fiscal 2017 -

West Fargo, ND – April 13, 2016 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported final financial results for the fiscal fourth quarter and full year ended January 31, 2016.

Fiscal 2016 Fourth Quarter Results

For the fourth quarter of fiscal 2016, revenue was $335.5 million, compared to $490.7 million in the fourth quarter last year. Equipment sales were $243.8 million for the fourth quarter of fiscal 2016, compared to $389.6 million in the fourth quarter last year. Parts sales were $47.9 million for the fourth quarter of fiscal 2016, compared to $50.7 million in the fourth quarter last year. Revenue generated from service was $27.6 million for the fourth quarter of fiscal 2016, compared to $29.4 million in the fourth quarter last year. Revenue from rental and other was $16.1 million for the fourth quarter of fiscal 2016, compared to $21.0 million in the fourth quarter last year.

As previously announced, the Company recorded an inventory impairment charge of $27.5 million, or $0.77 per diluted share, related to the marketing of certain aged equipment inventory through alternative channels rather than its normal retail channels as part of its expanded equipment inventory reduction plan. Exclusive of the inventory impairment charge, the decrease in gross profit from $68.1 million in the fourth quarter last year to $16.3 million for the fourth quarter of fiscal 2016 was primarily due to the Company's intensified efforts to sell aged equipment inventory in the current challenging market. The Company’s gross profit margin was 4.8% in the fourth quarter of fiscal 2016, compared to 13.9% in the fourth quarter last year.

Operating expenses were $54.5 million or 16.3% of revenue for the fourth quarter of fiscal 2016, compared to $64.9 million or 13.2% of revenue for the fourth quarter of last year. The $10.3 million decrease in operating expenses was primarily due to cost savings associated with the Company's realignment activities implemented in the first quarter of fiscal 2016, which included the closing of four stores and other headcount reductions, and decreased commission expense resulting from lower equipment gross profit. The increase in operating expenses as a percentage of revenue was primarily due to the deleveraging of fixed expenses as total revenue decreased from the prior year.

In the fourth quarter of fiscal 2016, the Company recognized a $6.7 million non-cash charge, primarily related to impairment of long-lived assets within the Agriculture and Construction segments. In the fourth quarter of fiscal 2015, the Company recognized a non-cash charge of $31.0 million primarily related to impairment of goodwill and other intangible assets within the Agriculture segment.

Floorplan interest expense decreased to $4.4 million for the fourth quarter of fiscal 2016, compared to $5.1 million for the same period last year, primarily due to a decrease in our average interest-bearing inventory in fiscal 2016.

The Company generated an adjusted EBITDA of $(35.5) million for the fourth quarter of fiscal 2016, compared to adjusted EBITDA of $6.0 million for the same period of the prior year. Adjusted EBITDA for the fourth quarter of fiscal 2016 was negatively impacted by its efforts to sell aged equipment inventory.

Pre-tax loss was $52.6 million for the fourth quarter of fiscal 2016, compared to pre-tax loss of $37.2 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2016 included the $27.5 million impact from the equipment inventory impairment charges as well as a $6.7 million impairment charge related to long-lived assets. Pre-tax loss for the fourth quarter of fiscal 2015 included non-cash impairment charges of $31.0 million primarily related to goodwill and other intangible assets within the Agriculture segment. Our adjusted pre-tax results for the fourth quarter of fiscal 2016 are as follows:

•
Total Company: Loss of $45.4 million for the fourth quarter of fiscal 2016, which included equipment inventory impairment charges of $27.5 million, compared to loss of $5.0 million in the fourth quarter last year.

•
Agriculture segment: Loss of $26.4 million for the fourth quarter of fiscal 2016, which included equipment inventory impairment charges of $11.4 million, compared to income of $2.4 million in the fourth quarter last year.

•
Construction segment: Loss of $20.4 million for the fourth quarter of fiscal 2016, which included equipment inventory impairment charges of approximately $15.9 million, compared to loss of $5.1 million in the fourth quarter last year. The equipment inventory impairment charges included $4.6 million related to exiting the Terex haul truck product line.

•	International segment: Income of $0.3 million for the fourth quarter of fiscal 2016, compared to loss of $3.6 million in the fourth quarter last year.

Net loss attributable to common stockholders for the fourth quarter of fiscal 2016 was $34.4 million, or $1.62 per diluted share, compared to a net loss of $27.0 million, or $1.28 per diluted share, for the fourth quarter of fiscal 2015. Excluding non-GAAP items, adjusted net loss attributable to common stockholders for the fourth quarter of fiscal 2016 was $27.7 million, or $1.31 per diluted share, compared to adjusted net loss of $4.1 million or $0.20 per diluted share for the fourth quarter last year.

Fiscal 2016 Full Year Results

Revenue was $1.37 billion for fiscal 2016, compared to $1.90 billion for the prior year. Net loss attributable to common stockholders for fiscal 2016 was $37.2 million, or $1.76 per diluted share, compared to net loss attributable to common stockholders of $31.6 million, or $1.51 per diluted share, for the prior year. Adjusted net loss attributable to common stockholders for fiscal 2016 was $26.5 million, or $1.25 per diluted share, compared to adjusted net loss of $1.9 million, or $0.09 per diluted share, for the prior year. The Company generated an adjusted EBITDA of $(3.0) million in fiscal 2016, compared to adjusted EBITDA of $47.6 million in fiscal 2015.

Balance Sheet and Cash Flow

The Company ended fiscal 2016 with cash of $89.5 million, which is a decrease of $38.1 million over the cash balance of $127.5 million at the end of fiscal 2015. The Company’s inventory level decreased to $689.5 million as of January 31, 2016, compared to inventory of $890.7 million, including amounts classified as held for sale, as of January 31, 2015. This includes a $180.2 million reduction in equipment inventory, of which $27.5 million resulted from the impairment charges and the remaining $152.7 million resulted from the execution of the equipment inventory reduction plan during fiscal 2016. The Company had $444.8 million outstanding floorplan payables on $1.0 billion total discretionary floorplan lines of credit as of January 31, 2016. Floorplan payables, including amounts held for sale, decreased by $182.2 million from the balance of $626.9 million as of January 31, 2015. The Company had other indebtedness consisting of total long-term debt and senior convertible notes of $174.1 million as of January 31, 2016, which was a decrease of $30.1 million compared to the balance of $204.2 million as of January 31, 2015. The reduced levels of floorplan payable and other indebtedness have improved the Company's ratio of total liabilities to tangible net worth to 2.1 as of January 31, 2016 from 2.6 as of January 31, 2015.

In April 2016, the Company repurchased $30.1 million face value ($27.1 million carrying value) of its senior convertible notes with $25.0 million in cash, and will recognize a pre-tax gain of approximately $2.0 million in the first quarter of fiscal 2017. This gain is not considered in the Modeling Assumptions discussed below as the Company will consider it an adjustment to GAAP income (loss).

In fiscal 2016, the Company’s net cash provided by operating activities was $231.9 million on a GAAP basis. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking this adjustment into account, the Company generated adjusted net cash provided by operating activities of $44.3 million in fiscal 2016, compared to adjusted net cash provided by operating activities of $71.7 million in fiscal 2015.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “As we stated in our pre-release, our financial performance for the fourth quarter and full year fiscal 2016 was impacted by prolonged headwinds in the agriculture and construction industries. Throughout fiscal 2016, we took the necessary steps to manage through this challenging operating environment, including reducing our operating expenses by over $50 million and achieving our initiative to reduce equipment inventory levels by $150 million, which enabled us to continue to generate solid adjusted cash flow from operations. However, the continued headwinds in our Agriculture and Construction segments and overall global macro-economic concerns further impacted our customers' spending patterns, resulting in top and bottom line softness in our results in the fourth quarter of fiscal 2016."

Mr. Meyer continued, “As we begin fiscal 2017, we are confident we are taking the right steps to manage through the current climate and improve the position of our business. We remain committed to our inventory reduction plan throughout fiscal 2017 and will continually manage our business to ensure we are taking the necessary steps to navigate the current headwinds. We plan to reduce equipment inventory by another $100 million in fiscal 2017, which would amount to a total reduction of approximately $450 million, or 48%, over a three-year period. The deleveraging that we've accomplished in the past couple years and our continued operating cash flow has enabled us to buy back $30.1 million of our senior convertible notes ahead of the maturity date and at a meaningful discount. This transaction further strengthened our balance sheet while providing a positive financial gain to our shareholders. As we look towards the future, global trends indicate solid long-term demand for agriculture commodities and we believe we are taking the necessary actions to be well positioned to capitalize on this long-term trend.”

Fiscal 2017 Modeling Assumptions

The Company is reiterating its expectations for the fiscal 2017 modeling assumptions which were previously provided in the Company's pre-release on March 17, 2016:

•	Agriculture Same Store Sales Down 13% to 18%

•	Construction Same Store Sales Flat

•	International Same Store Sales Flat

•	Equipment Margins Between 7.7 % and 8.3%

•	Expect adjusted diluted earnings per share to range from a slight loss to break-even

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 438-5524 from the U.S. International callers can dial (719) 325-2354. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, April 27, 2016, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 6880544.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. This includes adjusted EBITDA, which the Company defines as net income (loss) including noncontrolling interest, adjusted for net interest (excluding floorplan interest expense), income taxes, depreciation, amortization, and items included in its non-GAAP pre-tax income (loss) reconciliation for each of the respective periods. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 91 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including 1 outlet store, and 17 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding estimated savings associated with head-count reduction and cost cutting initiatives, expected reduction in inventory levels, growth and profitability expectations, leverage expectations, long-term demand for agricultural commodities, and certain modeling assumptions for the fiscal year ending January 31, 2017, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single supplier, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within each of the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks and political instability risks associated with our Ukraine operations, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
310-954-1105

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2016	January 31, 2015
Assets
Current Assets
Cash	$89,465	$127,528
Receivables, net	56,552	76,382
Inventories	689,464	879,440
Prepaid expenses and other	9,753	10,634
Assets held for sale	—	15,312
Income taxes receivable	13,011	166
Total current assets	858,245	1,109,462
Intangibles and Other Assets
Intangible assets, net of accumulated amortization	5,134	5,458
Other	1,317	2,014
Total intangibles and other assets	6,451	7,472
Property and Equipment, net of accumulated depreciation	183,179	208,680
Total Assets	$1,047,875	$1,325,614

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$16,863	$17,659
Floorplan payable	444,780	625,162
Current maturities of long-term debt	1,557	7,749
Customer deposits	31,159	35,090
Accrued expenses	28,914	35,496
Liabilities held for sale	—	2,835
Income taxes payable	152	3,529
Total current liabilities	523,425	727,520
Long-Term Liabilities
Senior convertible notes	134,145	129,889
Long-term debt, less current maturities	38,409	66,563
Deferred income taxes	11,135	19,971
Other long-term liabilities	2,412	3,312
Total long-term liabilities	186,101	219,735
Stockholders' Equity
Common Stock	—	—
Additional paid-in-capital	242,491	240,180
Retained earnings	99,526	137,418
Accumulated other comprehensive loss	(4,461)	(1,099)
Total Titan Machinery Inc. stockholders' equity	337,556	376,499
Noncontrolling interest	793	1,860
Total stockholders' equity	338,349	378,359
Total Liabilities and Stockholders' Equity	$1,047,875	$1,325,614

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
Revenue
Equipment	$243,780	$389,581	$925,471	$1,398,195
Parts	47,948	50,665	245,387	270,262
Service	27,597	29,415	127,457	147,356
Rental and other	16,149	20,991	69,520	84,433
Total Revenue	335,474	490,652	1,367,835	1,900,246
Cost of Revenue
Equipment	261,287	359,285	889,567	1,286,148
Parts	34,457	35,394	173,083	189,540
Service	10,678	10,955	46,814	53,924
Rental and other	12,783	16,917	52,457	62,250
Total Cost of Revenue	319,205	422,551	1,161,921	1,591,862
Gross Profit	16,269	68,101	205,914	308,384
Operating Expenses	54,545	64,865	220,524	273,271
Impairment and Realignment Costs	6,981	31,438	8,500	34,390
Income (Loss) from Operations	(45,257)	(28,202)	(23,110)	723
Other Income (Expense)
Interest income and other income (expense)	87	(177)	(478)	(4,272)
Floorplan interest expense	(4,389)	(5,132)	(18,334)	(20,477)
Other interest expense	(3,061)	(3,728)	(14,289)	(14,314)
Income (Loss) Before Income Taxes	(52,620)	(37,239)	(56,211)	(38,340)
Provision for (Benefit from) Income Taxes	(17,628)	(9,177)	(17,982)	(4,923)
Net Income (Loss) Including Noncontrolling Interest	(34,992)	(28,062)	(38,229)	(33,417)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	58	(598)	(337)	(1,260)
Net Income (Loss) Attributable to Titan Machinery Inc.	(35,050)	(27,464)	(37,892)	(32,157)
Net (Income) Loss Allocated to Participating Securities	683	493	717	559
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(34,367)	$(26,971)	$(37,175)	$(31,598)

Earnings (Loss) per Share - Diluted	$(1.62)	$(1.28)	$(1.76)	$(1.51)
Weighted Average Common Shares - Diluted	21,171	21,024	21,111	20,989

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2016	2015
Operating Activities
Net loss including noncontrolling interest	$(38,229)	$(33,417)
Adjustments to reconcile net loss including noncontrolling interest to net cash provided by (used for) operating activities
Depreciation and amortization	28,538	31,768
Impairment	6,903	31,225
Deferred income taxes	(9,171)	(14,837)
Other, net	8,124	12,736
Changes in assets and liabilities
Inventories	196,983	171,595
Manufacturer floorplan payable	45,005	(157,352)
Other working capital	(6,269)	(660)
Net Cash Provided by (Used for) Operating Activities	231,884	41,058
Investing Activities
Property and equipment purchases	(8,411)	(17,012)
Proceeds from sale of property and equipment	7,777	16,803
Other, net	508	4,612
Net Cash Provided by (Used for) Investing Activities	(126)	4,403
Financing Activities
Net change in non-manufacturer floorplan payable	(221,912)	41,114
Net proceeds from (payments on) long-term debt borrowings	(43,969)	(27,728)
Other, net	(3,075)	(4,382)
Net Cash Provided by (Used for) Financing Activities	(268,956)	9,004
Effect of Exchange Rate Changes on Cash	(865)	(1,179)
Net Change in Cash	(38,063)	53,286
Cash at Beginning of Period	127,528	74,242
Cash at End of Period	$89,465	$127,528

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2016	2015	% Change	2016	2015	% Change
Revenue
Agriculture	$204,245	$354,808	(42.4)%	$864,851	$1,346,457	(35.8)%
Construction	91,315	97,677	(6.5)%	340,916	389,435	(12.5)%
International	39,914	38,167	4.6%	162,068	164,354	(1.4)%
Total	$335,474	$490,652	(31.6)%	$1,367,835	$1,900,246	(28.0)%

Income (Loss) Before Income Taxes
Agriculture	$(30,403)	$(27,567)	(10.3)%	$(29,710)	$(11,434)	(159.8)%
Construction	(23,299)	(5,595)	(316.4)%	(26,388)	(11,941)	(121.0)%
International	70	(5,421)	101.3%	(3,004)	(17,109)	82.4%
Segment income (loss) before income taxes	(53,632)	(38,583)	(39.0)%	(59,102)	(40,484)	(46.0)%
Shared Resources	1,012	1,344	(24.7)%	2,891	2,144	34.8%
Income (Loss) Before Income Taxes	$(52,620)	$(37,239)	(41.3)%	$(56,211)	$(38,340)	(46.6)%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
Pre-Tax Income (Loss)
Loss Before Income Taxes	$(52,620)	$(37,239)	$(56,211)	$(38,340)
Non-GAAP Adjustments
Impairment (1)	6,710	30,981	6,903	31,225
Debt Issuance Cost Write-Off	—	—	1,558	—
Realignment / Store Closing Costs	271	450	1,597	3,636
Ukraine Remeasurement	197	829	2,485	5,753
Total Non-GAAP Adjustments	7,178	32,260	12,543	40,614
Adjusted Pre-Tax Loss	$(45,442)	$(4,979)	$(43,668)	$2,274

Adjusted EBITDA (Loss)
Net Income (Loss) Including Noncontrolling Interest	$(34,992)	$(28,062)	$(38,229)	$(33,417)
Adjustments
Interest Expense, Net of Interest Income	2,985	3,175	12,091	13,531
Provision for (Benefit from) Income Taxes	(17,628)	(9,177)	(17,982)	(4,923)
Depreciation and amortization	6,950	7,853	28,538	31,768
Total Non-GAAP Adjustments to Pre-Tax Income (Loss)	7,178	32,260	12,543	40,614
Total Adjustments	(515)	34,111	35,190	80,990
Adjusted EBITDA (Loss)	$(35,507)	$6,049	$(3,039)	$47,573

Net Loss Attributable to Titan Machinery Inc. Common Stockholders
Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(34,367)	$(26,971)	$(37,175)	$(31,598)
Non-GAAP Adjustments (2)
Impairment (1)	3,872	21,456	4,064	21,614
Debt Issuance Cost Write-Off	—	—	917	—
Realignment / Store Closing Costs	235	258	940	2,152
Ukraine Remeasurement	193	814	2,438	5,653
Income Tax Valuation Allowance	2,338	305	2,339	306
Total Non-GAAP Adjustments	6,638	22,833	10,698	29,725
Adjusted Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(27,729)	$(4,138)	$(26,477)	$(1,873)

Loss per Share - Diluted
Loss per Share - Diluted	$(1.62)	$(1.28)	$(1.76)	$(1.51)
Non-GAAP Adjustments (2)
Impairment (1)	0.18	1.02	0.19	1.03
Debt Issuance Cost Write-Off	—	—	0.04	—
Realignment / Store Closing Costs	0.01	0.01	0.05	0.10
Ukraine Remeasurement	0.01	0.04	0.12	0.27
Income Tax Valuation Allowance	0.11	0.01	0.11	0.02
Total Non-GAAP Adjustments	0.31	1.08	0.51	1.42
Adjusted Loss per Share - Diluted	$(1.31)	$(0.20)	$(1.25)	$(0.09)

(1) Amounts reflect impairment charges related to long-lived assets, goodwill and intangibles.
(2) Adjustments are net of the impact of amounts related to income taxes, attributable to noncontrolling interests, and allocated to participating securities.

Net cash provided by operating activities
Net cash provided by operating activities			$231,884	$41,058
Adjustment for non-manufacturer floorplan proceeds			(221,912)	41,114
Adjustment for constant equity in inventory			34,330	(10,475)
Adjusted net cash provided by operating activities			$44,302	$71,697